Exhibit 10.39

CONFIDENTIAL SEPARATION AGREEMENT AND GENERAL RELEASE

This Confidential Separation Agreement and General Release (the “Agreement”) is made and entered into by and between Aduro Biotech, Inc. (“Aduro”) and Dirk Brockstedt (“Brockstedt”).

WHEREAS, Brockstedt’s employment with Aduro will end on January 1, 2018 (the “Separation Date”);

WHEREAS, as of the date of this Agreement, Brockstedt has been paid all monies that he is entitled to receive, including, but not limited to final wages and compensation for Brockstedt’s unused paid time off, except for amounts payable under this Agreement;

WHEREAS, the benefits provided in this Agreement are being provided to resolve all claims, and Brockstedt acknowledges and agrees that he is and was not entitled to any benefits under the Amended and Restated Severance Plan and Summary Plan Description dated December 9, 2016 and that he waives all claims he might have with respect to such Severance Agreement; and

WHEREAS, the parties mutually desire to resolve all issues between them and avoid any controversies or disputes with respect to Brockstedt’s employment at Aduro and the end of that employment, as well as any other claims, whether or not asserted, relating to Brockstedt’s employment at Aduro, and to avoid the burden, expense, hardship and distraction of such controversies.

NOW, THEREFORE, in consideration of the promises contained herein, the parties agree as follows:

1.	Consideration. In consideration for Brockstedt’s agreement to and execution of this Agreement, and subject to the conditions set forth below, Brockstedt will receive the following:
(a)

Separation Payment.  Aduro shall pay Brockstedt in a lump sum a severance benefit equal to one (1) year of Brockstedt’s base salary at his current salary of Three Hundred Forty Eight Thousand One Hundred Dollars ($348,100.00) per year.  This payment will be subject to all applicable deductions required by federal, state and local law.  Provided Brockstedt does not revoke his acceptance of this Agreement in the manner set forth in Section 21 below, the payment will be made on the first business day following the revocation deadline in Section 21.

(b)

Health Insurance.  To the extent provided by the federal COBRA law or, if applicable, state insurance laws, if Brockstedt timely elects continued coverage under COBRA, Aduro will reimburse Brockstedt for any payment of premiums to continue Brockstedt’s health insurance coverage (including coverage for eligible dependents, if applicable) (“COBRA Premiums”) through the period of January 1, 2018 through and including December 31, 2018 (the “COBRA Premium Period”).

Brockstedt shall be responsible for timely paying Brockstedt’s premiums, and then provide Aduro with proof of same to obtain reimbursement for Brockstedt’s COBRA premiums under this Section 1(b).  In the event Brockstedt becomes covered under another employer’s group health plan or otherwise ceases to be eligible for COBRA during the COBRA Premium Period, Brockstedt must immediately notify Aduro of such event.  Notwithstanding the foregoing, if Aduro determines, in its sole discretion, that it cannot reimburse the COBRA Premiums without a substantial risk of violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), Aduro instead shall pay Brockstedt, on the first day of each calendar month, a fully taxable cash payment equal to the applicable COBRA premiums for that month for the remainder of the COBRA Premium Period, which Brockstedt may (but is not obligated to) use toward the cost of COBRA premiums.  Any such taxable cash payments shall be subject to applicable payroll tax withholding required by federal, state, or local law.

(c)

Payment of Bonus.  Brockstedt will be paid his 2017 bonus for the period of January 1, 2017 to December 31, 2017. The net amount will be paid to Brockstedt at the in a lump sum on or around March 2018 (but in any event in calendar year 2018), after employee bonuses are calculated under Aduro’s policy.

(d)

Stock Options. Brockstedt’s outstanding stock options and restricted stock units (the “Outstanding Stock Awards”) will continue to be governed by the terms of the 2009 Stock Incentive Plan (“2009 Plan”) and the 2015 Equity Incentive Plan (“2015 Plan” and together with the 2009 Plan, the “Plans”), as applicable, and any applicable stock award agreement.  The vesting and exercisability (if applicable) of all unvested Outstanding Stock Awards granted under the Plans that are held by Brockstedt as of the Separation Date will become vested and exercisable (if applicable) on the Separation Date to the extent of the number of Outstanding Stock Awards that would have vested and become exercisable (if applicable), if Brockstedt had remained employed by Aduro for an additional six (6) months.  All vesting with respect to all other Outstanding Stock Awards shall will cease as of the Separation Date.

(e)

Other Compensation Or Benefits. Brockstedt acknowledges that, except as expressly provided in this Agreement, Brockstedt has not earned and will not receive from Aduro any additional compensation (including base salary, bonus, incentive compensation, or equity), severance, or benefits before or after the Separation Date, with the exception of any vested right Brockstedt may have under the express terms of a written ERISA-qualified retirement plan (e.g., 401(k) plan account).

(f)

Resolution of Pending Disputes.  Brockstedt acknowledges and agrees that the consideration set forth herein is consideration for settlement of all disputes between Brockstedt and Aduro and fully resolves all disputes between Brockstedt and Aduro, if any, arising from Brockstedt’s employment with Aduro.

(g)

Conditions.  Brockstedt agrees that his full compliance in all respects with each and every term of this Agreement, including without limitation the obligations set forth in Sections 4, 5, 7, 8, 9, 10, 11 and 12, is an express condition to Aduro’s obligation to make the payment pursuant to paragraph 1(a).

2.

No Further Consideration.  Except as set forth in this Agreement, Brockstedt agrees that he is not entitled to and will not seek any payment, benefit or other consideration, including any claim for costs or attorneys’ fees, from or against Aduro or any Releasee, as that term is defined below.

3.

Exemption from Application under Section 409A.  All payments under the Agreement will be subject to applicable withholding (in amounts determined by Aduro) for federal, state and local taxes.  The Agreement is not intended to constitute a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Internal Revenue Code (“Code”). All benefits provided under the Agreement are intended to satisfy the requirements for an exemption from application of Section 409A of the Code to the maximum extent that an exemption is available and any ambiguities herein shall be interpreted accordingly.  The Separation Date is Brockstedt’s Code Section 409A “separation from service” with Aduro.  While it is intended that all payments and benefits provided under this Agreement will be exempt from or comply with Code Section 409A, Aduro makes no representation or covenant to ensure that the payments under this Agreement are exempt from or compliant with Code Section 409A.  Aduro will have no liability to Brockstedt or any other party if a payment or benefit under this Plan is challenged by any taxing authority or is ultimately determined not to be exempt or compliant.  Brockstedt further understands and agrees that he will be entirely responsible for any and all taxes imposed on him as a result of on any benefits payable to him under this Agreement.

4.	Complete Waiver and Release by Brockstedt.
(a)

Release:  In exchange for the consideration provided for in this Agreement, the adequacy of which Brockstedt hereby acknowledges, Brockstedt irrevocably and unconditionally releases all claims described below that Brockstedt may have against the following persons or entities (the “Releasees”): Aduro, all of Aduro’s related or affiliated organizations, including all of Aduro’s and its related or affiliated organizations’ predecessors and successors; and, with respect to each such entity, all of its past and present employees, officers, directors, partners, principals, representatives, assigns, attorneys, agents, insurers, employee benefit programs (and the trustees, administrators, fiduciaries and insurers of such programs) and any other persons acting by, through, under, or in concert with any of the persons or entities listed in this Subsection.

(b)

Claims Released:  The claims released include all claims, promises, offers, debts, causes of action or similar rights of any type or nature Brockstedt has or had against Releasees, including but not limited to those which in any way relate to Brockstedt’s employment with Aduro or the separation of Brockstedt’s employment.  This includes (but is not limited to) a release and waiver of any common law contract or tort claims, the Fair Labor Standards Act and any state or local wage and hour laws, or other claims that may have arisen under any federal, state, or local anti-discrimination statutes or laws, such as the Age Discrimination in Employment Act; Title VII of the Civil Rights Act of 1964; § 1981 of the Civil Rights Act of 1866 and Executive Order 11246; the Fair Labor Standards Act; the Employee Retirement and Income Security Act; the Americans with Disabilities Act, 42 U.S.C. § 1981; the Family and Medical Leave Act; the California Family Rights Act; the California Labor Code; the California Civil Code; the California Constitution; and any and all other laws and regulations relating to employment termination, employment discrimination, whistleblowing, harassment or retaliation, claims for wages, hours, benefits, compensation, and any and all claims for attorneys’ fees and costs, inasmuch as is permissible by law and by the respective governmental enforcement agencies for the above-listed laws.

(c)

Waiver of Known and Unknown Claims: Brockstedt hereby expressly waives and relinquishes all rights and benefits afforded by Section 1542 of the California Civil Code (“Section 1542”) and does so understanding and acknowledging the significance and consequence of such specific waiver of Section 1542.  Section 1542 states as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

Thus, notwithstanding the provisions of Section 1542, and for the purpose of implementing a full and complete release of Aduro, Brockstedt expressly acknowledges that this Agreement is also intended to include in its effect, without limitation, all claims that Brockstedt does not know or suspect to exist at the time of Brockstedt’s execution of this Agreement, and that all such claims are released by this Agreement.

(d)

Claims Not Included:  This Agreement does not waive rights or claims under federal or state law that Brockstedt cannot, as a matter of law, waive by private agreement, including without limitation any right of indemnification under Labor Code Section 2802 and any right to accrued benefits.  Additionally, nothing in this Agreement precludes Brockstedt from filing a charge or complaint with or participating in any investigation or proceeding before the Equal Employment Opportunity Commission, National Labor Relations Board, or the California Department of Fair Employment and Housing.  However, while Brockstedt may file a charge and participate in any proceeding conducted by the Equal Employment Opportunity Commission, National Labor Relations Board, or the California Department of Fair Employment and Housing, by signing this Agreement, Brockstedt waives his right to bring a lawsuit against the Released Parties (or any of them) and waives his right to any individual monetary recovery in any action or lawsuit initiated by the Equal Employment Opportunity Commission, National Labor Relations Board, or the California Department of Fair Employment and Housing.

Furthermore, nothing in this Agreement prohibits Brockstedt from reporting possible violations of federal law or regulation to any governmental agency or entity, including but not limited to the Department of Justice, the Securities and Exchange Commission, the Congress, and any agency Inspector General, or making other disclosures that are protected under the whistleblower provisions of federal law or regulation.  Brockstedt does not need the prior authorization of Aduro to make any such reports or disclosures and Brockstedt is not required to notify Aduro that Brockstedt has made such reports or disclosures.

(e)

Waiver of Age Claims:  By signing this Agreement, Brockstedt acknowledges that: he has carefully read and understands this Agreement; he has been given at least forty-five (45) days to consider his rights and obligations under this Agreement; he has been and hereby is advised to consult with an attorney before signing this release; prior to signing this Agreement, Brockstedt has had the opportunity to consult with counsel of his choice concerning the terms and conditions of this Agreement and has done so or voluntarily chosen not to do so; he understands that this Agreement is legally binding and by signing it he gives up certain rights; he has voluntarily chosen to enter into this Agreement and has not been forced or pressured in any way to sign it; he knowingly and voluntarily releases Aduro from any and all claims he may have, known or unknown, in exchange for the payments obtained by signing this Agreement, and acknowledges that these payments are in addition to any payment he would have otherwise received if he did not sign this Release; he understands that the release in this Agreement includes a waiver and release of all claims he may have under the Age Discrimination in Employment Act of 1967 and the Older Workers Benefit Protection Act; and he understands that this Agreement does not waive any rights or claims that may arise under the ADEA or the OWBPA after this Agreement is signed and becomes effective, which is eight (8) days after Brockstedt executes the Agreement (“Effective Date”).  Brockstedt knowingly and voluntarily waives the remainder of the forty-five (45) day consideration period, if any, following the date he signs this Agreement below.  Brockstedt has not been asked by Aduro to shorten his time-period for consideration of whether to sign this Agreement.  Aduro has not threatened to withdraw or alter the benefit due to Brockstedt prior to the expiration of the 45-day consideration period nor has Aduro provided different terms to Brockstedt because he has decided to sign this Agreement prior to the expiration of the 45-day consideration period.

5.

Further Claims.  Brockstedt represents and acknowledges that he has not and will not file any charges or lawsuit against any of the Releasees based on events occurring prior to the date of execution of this Agreement with any state or federal administrative agency or court, and shall immediately dismiss any such existing claims or lawsuit, if any.  If any administrative agency or court assumes jurisdiction of any charge, complaint, cause of action or claim covered by this Agreement against Aduro or any other Releasee on

Brockstedt’s behalf, Brockstedt will take such actions to ensure that such agency or court withdraws from and/or dismisses the matter with prejudice as it relates to Brockstedt, including but not limited to, requesting such action by such agency or court.

6.

No Liability Admitted.  Brockstedt understands and agrees that this Agreement and the payments and benefits described in this Agreement do not constitute an admission by Aduro or any Released Party, or any of their present or former officers, directors, members, employees, consultants, representatives, independent contractors or related entities, of any liability to Brockstedt or wrongdoing whatsoever and that this Agreement is not admissible as evidence in any proceeding other than for enforcement of its provisions.

7.

Continued Obligations Pursuant To Proprietary Information and Inventions Agreement. Brockstedt has previously signed a Proprietary Information and Inventions Agreement (“PIIA”) with respect to this employment with Aduro.  The PIIA is appended to this Agreement as Appendix A, and its terms are incorporated herein.  Brockstedt understands and affirms that he is bound by certain terms of the PIIA, as stated in the PIIA, after his employment ends.  Among other obligations, but not limited to them, Brockstedt acknowledges and agrees that he has received or has had access to confidential and/or proprietary information of Aduro and third parties, and that he has a continuing obligations to keep such information confidential.

Defend Trade Secrets Act Notice:  Pursuant to 18 U.S.C. 1833(b), an individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.  Further, an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (A) files any document containing the trade secret under seal; and (B) does not disclose the trade secret, except pursuant to court order.

8.

Return of Aduro Property.  Brockstedt agrees that he has returned all Aduro property and has not kept copies of any other Aduro materials, whether in hard or electronic form, including, but not limited to all files, emails, meeting notes, memoranda, documents, marketing materials, records (and copies of the foregoing), credit cards, keys, hardware (including external hard drives, flash drives, and any related materials) and any other property of Aduro in Brockstedt’s possession.

9.

No Disparagement.  Brockstedt agrees that he will not disparage Aduro in any private or public forum, including but not limited to newspapers, television, radio, or the internet or other internet feature such as a blog, provided, however, that nothing in this Agreement will prohibit Brockstedt from: (1) complying with any valid subpoena or court order; or

(2) initiating or cooperating with any official investigation conducted by a law enforcement or other governmental agency.
10.

Agreement to be Kept Confidential.  Brockstedt agrees not to disclose the terms, amount or existence of this Agreement to anyone other than a member of his immediate family or a professional representative of Brockstedt (including, but not limited to, his attorney, accountant, or tax preparer) and, even as to such a person, only if the person is informed of and agrees to honor this confidentiality requirement.  Brockstedt further represents and warrants that he has not disclosed the fact, terms or amount of this Agreement to anyone except for the individuals listed in this Section 10.  This Section 10 will not prohibit disclosure of the terms, amount or existence of this Agreement to the extent necessary legally to enforce this Agreement or to the extent otherwise legally required.

11.

Remedies for Violations of Sections 9 or 10.  Brockstedt agrees that breach of Sections 9 or 10 will constitute a material breach of this Agreement and Aduro shall be entitled to discontinue any continuing benefits owing under the Agreement in the event of a breach, in addition to all other available contractual remedies.  Brockstedt further agrees that it will be impractical to calculate the exact or actual amount of damages resulting from said breach.  In the event that Brockstedt does not comply with any provision of Sections 9 or 10, Brockstedt will owe Employer $1,000 as liquidated damages per violation or breach, in addition to any other remedies in this Section.  Brockstedt agrees that this sum is agreed upon as compensation for the injuries suffered as a result of a breach of this Section, is not unreasonable and is not a penalty.

12.

Representations.  Brockstedt represents and acknowledges that Brockstedt has received all the leave and leave benefits and protections for which Brockstedt is eligible pursuant to the Family and Medical Leave Act, the California Family Rights Act, or otherwise, and have not sustained any workplace injury of any kind during Brockstedt’s employment with Aduro, he does not intend to file any claim or seek any benefits of any kind under workers’ compensation.

13.

Binding Nature of Agreement.  This Agreement shall be binding on Brockstedt’s heirs, legal representatives, administrators, executors, and assigns, and shall inure to the benefit of the Released Parties and their heirs, legal representatives, administrators, executors, and assigns.

14.	No Assignment. Brockstedt’s rights, duties or obligations under this Agreement may not be assigned, delegated or transferred.
15.

Interpretation.  This Agreement will be construed as a whole according to its fair meaning, and not strictly for or against any of the parties.  Unless the context indicates otherwise, the term “or” will be deemed to include the term “and” and the singular or plural number will be deemed to include the other.  Section headings used in this Agreement are intended solely for convenience of reference and will not be used in the interpretation of any of this Agreement.

16.	Law Governing. This Agreement shall be governed by and construed under the laws of the State of California excluding its choice of laws principles, which are deemed inapplicable.
17.

Entire Agreement.  This Agreement comprises the entire agreement between the parties regarding the matters contained herein.  This Agreement has been entered into by Brockstedt with a full understanding of its terms, with an opportunity to consult with counsel and without inducement or duress.  Brockstedt acknowledges that no promise or agreement not expressed in this Agreement has been made to Brockstedt.  This Agreement may be executed in counterparts, each of which shall be considered an original, but all of which together shall constitute one and the same instrument.  This Agreement may not be changed orally. This Agreement supersedes any prior or contemporaneous agreement, arrangement or understanding on its subject matter.

18.

Severability.  Should any clause or provision of this Agreement be declared illegal or unenforceable, it shall be modified as minimally necessary to be enforceable.  If the provision cannot be modified to be enforceable, such provision shall immediately become null and void, leaving the remainder of this Agreement in full force and effect, provided, however, that if the deletion of such provision materially affects the operation of the release by Brockstedt of all claims against Aduro and/or the Releasees, there shall be no obligation for Aduro to make any payment to Brockstedt under this Agreement and any payment already made by Aduro to Brockstedt in accordance with this Agreement shall be fully recoverable by Aduro from Brockstedt.

19.

Revocation.  Brockstedt understands that if he signs this Agreement, he can change his mind and revoke it within seven (7) days after signing it by returning it with written revocation notice to Nancy Kaplan via email at nkaplan@aduro.com.  Brockstedt understands that the release and waiver set forth in this Agreement will not be effective until after this seven-day period has expired, and Brockstedt will receive no benefits prior to the eighth day after he signs this Agreement.

20.

Acknowledgements and Warranties.  Brockstedt warrants that he is fully competent to enter into this Agreement and that he does so knowingly and voluntarily.  Brockstedt acknowledges that he has carefully read and understands this Agreement, that this Agreement is legally binding, and that he has voluntarily chosen to enter into this Agreement and has not been forced or pressured in any way to sign it.  Brockstedt further acknowledges that he has the right to discuss this Agreement with independent counsel of his choice, and that he is encouraged to do so.  Brockstedt further acknowledges that he has had a full and fair opportunity to consult with an attorney prior to executing this Agreement, that he has in fact done so, that he has read and understands this Agreement, and that the Agreement is not a product of fraud, duress, or undue influence.

PLEASE READ CAREFULLY.  THIS CONFIDENTIAL SEPARATION AGREEMENT AND GENERAL RELEASE INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

To accept this offer and state your intention to be bound by the terms of this Agreement, Brockstedt must sign and return this letter to Nancy Kaplan no earlier than January 1, 2018 and no later than January 15, 2018.  If Brockstedt does not return this letter, signed, on or before that date, this offer will lapse and may no longer be accepted by Brockstedt.

[SIGNATURE PAGE FOLLOWS]

SIGNATURE PAGE

Acknowledged and Agreed:

DIRK BROCKSTEDT

/s/ Dirk Brockstedt	1/1/18
Signature	Date

ADURO BIOTECH, INC.

/s/ Stephen T. Isaacs	12/17/17
Date

APPENDIX A

PROPRIETARY INFORMATION AND INVENTIONS AGREEMENT.